UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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METHODE ELECTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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METHODE ELECTRONICS, INC.

7401 West Wilson Avenue
Chicago, Illinois 60706
(708) 867-6777

SUPPLEMENT TO
PROXY STATEMENT DATED AUGUST 5, 2010

ANNUAL MEETING OF SHAREHOLDERS

September 14, 2010

On or about August 5, 2010, Methode Electronics, Inc. (the “Company”) first provided to its stockholders proxy materials in connection with the Company’s 2010 annual meeting, including a proxy statement describing, among other matters, a proposal to elect directors to the Company’s board.  Subsequently, certain parties raised concerns regarding the compensation committee’s agreement to pay dividends to members of the Company’s management on certain cancelled restricted stock awards.  As discussed in more detail below, the Company’s compensation committee commits not to approve the payment of dividends on any unearned or cancelled performance-based awards in the future (except as required under the cancellation agreements described below).

As previously disclosed in the Company’s 2010 proxy statement, in June 2009, the Company’s compensation committee and management reviewed the impact of the global recession and the Company’s subsequent restructuring activities on certain outstanding performance-based restricted stock awards granted in 2007 and 2008, which were to vest on May 1, 2010 and April 30, 2011, respectively.  The restricted stock awards were to vest based on the achievement of targeted sales growth and return on invested capital over three-year periods.  The holders were entitled to dividends with respect to the unvested shares of restricted stock.

In light of the unique circumstances presented by the global recession and the Company’s subsequent restructuring activities and impairment charges, the Company’s compensation committee, together with management, determined that it was extremely unlikely that any of the 2007 or 2008 restricted stock awards would be earned or vested.  In December 2009, the Company and each of its executive officers agreed to cancel the 2007 and 2008 restricted stock awards.  As a result of the cancellation, the restricted stock was forfeited.  Pursuant to the cancellation agreements, at any time that the Company declares a cash dividend, the Company will pay each executive officer a cash amount equal to the number of shares subject to each cancelled restricted stock award, multiplied by the per share dividend amount.  The executive officers are eligible to receive these cash payments for all dividends declared until the date the awards were originally scheduled to vest or terminate.

The Company has produced this supplement in order to clarify that the Company’s compensation committee determined to pay these dividends on cancelled restricted stock awards pursuant to a one-time, unique agreement made in response to the impact of the global recession.  For fiscal 2011, the dividend payments on the cancelled restricted stock awards are expected to total approximately $62,300, assuming no changes in the Company’s dividend policy.  To date, approximately $15,600 in dividends has been paid in fiscal 2011 pursuant to the cancellation agreements.  Under the terms of the cancellation agreements, all dividend payments with respect to the cancelled restricted stock awards will cease as of April 30, 2011.

Going forward, the Company’s compensation committee commits not to approve the payment of dividends on any unearned or cancelled performance-based awards in the future (except as required under the cancellation agreements described above).

The board of directors recommends a vote “FOR” the election of each of the Company’s nominees for director.

If a stockholder has voted or hereafter votes the stockholder’s shares by proxy for the election of each of the Company’s nominees for director, such vote will constitute a vote for each of these nominees.

If a stockholder has already voted the stockholder’s shares by proxy and wishes to change the stockholder’s vote, such stockholder may revoke the stockholder’s proxy at any time before voting takes place at the 2010 annual meeting to be held on September 14, 2010 as contemplated to be adjourned to October 14, 2010.  A stockholder may revoke a proxy by:

•                                          notifying the Company’s corporate secretary in writing by 5:00 p.m. central on October 13, 2010 that the stockholder wishes to revoke such proxy, at the following address: Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706, attention: Corporate Secretary;

•                                          submitting a later-dated and properly executed proxy by 11:59 p.m. eastern on October 13, 2010 (including by means of the telephone or Internet); or

•                                          voting in person at the annual meeting.

Attendance at the annual meeting will not, by itself, revoke a proxy.  If a stockholder instructs a broker to vote the stockholder’s shares, such stockholder must follow the broker’s directions for changing those instructions.

This supplement is first being released to stockholders on or about September 3, 2010.  This supplement to the proxy statement should be read together with the proxy statement.  The information contained in this supplement modifies or supersedes any inconsistent information contained in the proxy statement.

By Order of the Board of Directors,

James W. Ashley, Jr.
Secretary

Chicago, Illinois
September 3, 2010